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                                                                    EXHIBIT 99.1


DATE:  April 5, 2002

FROM:                                           FOR:
Padilla Speer Beardsley Inc.                    DURA Automotive Systems, Inc.
1101 West River Parkway                         2791 Research Drive
Minneapolis, Minnesota 55415                    Rochester Hills, Michigan 48309

John Mackay (612) 455-1741                      David Bovee (248) 299-7500


FOR IMMEDIATE RELEASE


                 DURA AUTOMOTIVE ANNOUNCES DIRECTOR APPOINTMENT


     ROCHESTER HILLS, Mich., April 5 - DURA Automotive Systems, Inc. (Nasdaq:
DRRA), announced today that at a meeting of the company's board of directors, Scott D. Rued was appointed to the board to fill an existing vacancy. In connection therewith, he was also elected as chairman of the board. Rued has served as a vice president of DURA since 1990. Rued assumed the role of president and CEO of Hidden Creek Industries from S. A. Johnson in May 2001. The appointment of Rued to chairman of DURA is consistent with his position at Hidden Creek. S. A.. Johnson, the former chairman, will continue to serve as a member of the board and executive committee of DURA.

     DURA Automotive Systems, Inc., is the world's largest independent designer and manufacturer of driver control systems and a leading global supplier of door modules, seat mechanisms and structures, glass systems and engineered assemblies for the global automotive industry. The company is also a leading supplier of similar products to the North American recreational vehicle and mass transit market. DURA supplies every North American, European and Japanese original equipment manufacturer. DURA's operating headquarters is in Rochester Hills, Mich., and its corporate office is in Minneapolis, Minn. Information about DURA and its products is available on the Internet at www.DURAauto.com.

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